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                                                                                               Exhibit 12.1


                                                                                               Schedule II

                                                  KINETEK, INC.
                                                  -------------
                                        VALUATION AND QUALIFYING ACCOUNTS
                                        ---------------------------------
                                             (dollars in thousands)
                                             ----------------------

                                                             Additions
                            Balance at      Additions       Charged to     Write Offs                Balance at
                            Beginning         due to         Costs and       Net of                    end of
                            of Period      acquisitions      Expenses      Recoveries    Other(1)      Period
                            ----------     ------------     ----------     ----------    --------    ----------
December 31, 2003:
  Allowance for
  doubtful accounts           $4,389               3             729           (913)        433          $4,641

   Reserve for
   inventory
   obsolescence               $2,640             242             556         (1,481)        (86)         $1,871

December 31, 2002:
  Allowance for
  doubtful accounts           $2,907           1,868             482           (811)        (57)         $4,389

   Reserve for
   inventory
   obsolescence               $2,630           1,065             206         (1,275)         14          $2,640

December 31, 2001:
  Allowance for
  doubtful accounts           $1,891               0           1,500           (298)       (186)         $2,907

   Reserve for
   inventory
   obsolescence               $2,009               0           1,020            (39)       (360)         $2,630


(1) Resulting from foreign currency translations



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                                        KINETEK, INC.
                                        -------------
                   COMPUTATIONS OF THE RATIOS OF EARNINGS TO FIXED CHARGES
                   -------------------------------------------------------
                                   (dollars in thousands)
                                   ----------------------


                                                              Year Ended December 31,
                                               ------------------------------------------------
                                                     2003             2002           2001
                                                     ----             ----           ----
Fixed Charges
  Interest expense                                 $34,876          $35,231        $32,174
  Rental expense included in fixed charges           1,076            1,183          1,255
                                                   --------         --------       --------
    Total fixed charges                             35,952           36,414         33,429


Earnings
  Pre-tax income                                       413            3,829          5,311
  Plus:  fixed charges                              35,952           36,414         33,429
                                                   --------         --------       --------
    Total Earnings                                 $36,365          $40,243        $38,740


Ratio of earnings to fixed charges                    1.0              1.1            1.2
                                                      ===              ===            ===


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